EXHIBIT 99

Proxy Statement for the annual shareholders meeting to be held on April 12, 2005

NOTICE OF ANNUAL MEETING OF THE

SHAREHOLDERS OF

FIRST WEST VIRGINIA BANCORP, INC.

Wheeling, West Virginia

March 15, 2005

TO OUR SHAREHOLDERS:

Please take notice that the Annual Meeting of Shareholders of First West Virginia Bancorp, Inc., a West Virginia corporation, will be held at the Warwood Office of Progressive Bank, N.A., 1701 Warwood Avenue, Wheeling, West Virginia, at 4:00 p.m., on April 12, 2005. Shareholders of record at the close of business on March 8, 2005 will be entitled to vote.

While the Board of Directors sincerely hopes that all of you will attend the meeting, we nevertheless urge you to COMPLETE, DATE, SIGN AND RETURN THE PROXY FORM, ENCLOSED, AS SOON AS POSSIBLE. A self-addressed stamped envelope is provided for that purpose. You should return the proxy whether or not you plan to attend the meeting in person. If you do attend the meeting, you may revoke the proxy and vote in person if you so desire.

The purposes of the Annual Meeting are as follows:

1. To elect one director for a term of three (3) years;

2. To transact such other business as may lawfully be brought before the meeting.

By order of the Board of Directors.

Charles K. Graham
President and CEO

FIRST WEST VIRGINIA BANCORP, INC.

1701 Warwood Avenue, Wheeling, West Virginia 26003

PROXY STATEMENT

For Annual Meeting of Shareholders to be Held April 12, 2005

This proxy statement is furnished to the shareholders of First West Virginia Bancorp, Inc., (the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held April 12, 2005, and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This proxy statement and the enclosed form of proxy are first being mailed to shareholders on or about March 15, 2005.

Whether or not you expect to be personally present at the meeting, you are requested to fill in, sign, date and return the enclosed form of proxy. A proxy may be revoked at any time before it is voted at the meeting by executing a later dated proxy or by voting in person at the meeting, or by filing a written revocation with the judges of election. All shares represented by duly executed proxies in the accompanying form will be voted unless revoked prior to the voting thereof. The presence, in person or by proxy, of a majority of the outstanding shares of common stock is required to constitute a quorum.

The close of business on March 8, 2005 has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting of Shareholders. As of the record date, there were outstanding and entitled to be voted at such meeting 1,538,443 shares of common stock less 10,000 shares held in treasury. The holders of the common stock will be entitled to one vote for each share of common stock held of record on the record date. In the election for directors votes may be cumulated if a shareholder requests cumulative voting for directors at least 48 hours before the meeting.. Please see Election of Directors and Voting, below.

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2004 accompanies this proxy statement.

The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be by mail and the expense thereof will be paid by the Company. In addition, solicitation of proxies may be made by telephone or other means by directors, officers or regular employees of the Company.

I. Election of Directors

Nominees and Continuing Directors

The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. In addition, the President serves as a Director during the term of office as President. One director of the Company is to be elected to Class I, for a term expiring at the Annual Meeting in 2008 or until a successor has been elected and has qualified. This year, Laura G. Inman is the sole nominee for that position. Certain information with respect to the nominee for election as director proposed by the Company and such information as to the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Should the nominee be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend. There currently exist two vacancies for Class I director for which the Board of Directors has no nominee but for which the Board of Directors is currently searching for appropriate individuals. Once such nominees have been determined and they have been approved by the appropriate regulating bodies, they will be appointed to serve as director of the Company in accordance with the by-laws of the Company.

Directors are elected by plurality of the votes voted. As required by West Virginia law, each share is entitled to one vote per nominee, unless a shareholder requests cumulative voting for directors at least 48 hours before the meeting. If a shareholder properly requests cumulative voting for directors, then each shareholder will have the right to vote the number of shares owned by that shareholder for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of shares owned shall equal, or to distribute them on the same principle among as many candidates as the shareholder sees fit. If any shares are voted cumulatively for the election of directors, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. For all other purposes, each share is entitled to one vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT

SHAREHOLDERS VOTE FOR THE NOMINEE* FOR DIRECTOR

Name, Age, Principal Occupation or Position, Other Directorships (11)(12)	Served as Director Since (1)	Shares of the Company’s Common Stock Beneficially Owned (2)
To be elected to Class I, to continue in office until 2008

Laura G. Inman*, 63 Vice Chairman of the Board of the Company; Director of Progressive Bank, N.A.	1993	120,000	(3)

Class III Directors, to continue in office until 2007

R. Clark Morton, 76 Attorney-at-Law, Partner, Herndon, Morton, Herndon & Yaeger; Chairman of the Board and Director of Progressive Bank, N.A.	1965	47,018	(4)

William G. Petroplus, 57 Attorney-at-Law, Member/Partner, Petroplus & Gaudino; Director of Progressive Bank, N.A.	1998	7,420	(5)

Nada E. Beneke, 49 Sanitarian, Ohio County Health Department; President of the Beneke Corporation; and Director of Progressive Bank, N.A.	2001	43,236	(6)

Class II Directors, to continue in office until 2006

Sylvan J. Dlesk, 66 Chairman of the Board of the Company; Owner of Dlesk Realty and Investment Company; President of Dlesk, Inc., President of Ohio Valley Carpeting, Inc.; Director of Progressive Bank, N.A.	1988	161,459	(7)

James C. Inman, Jr., 63 Retired Bank Executive; Director of Progressive Bank, N.A.	1993	120,000	(8)

Thomas A. Noice, 82 Trustee-Treasurer, Belmont Community Hospital, Bellaire, Ohio; Retired Bank Executive	1988	2,222	(9)

Unclassified Director, to continue in office during term of office**

Charles K. Graham, 59 President and Chief Executive Officer of the Company; President and Director of Progressive Bank, N.A.	2000	9,603	(10)

**	The President and CEO of the Company in accordance with the by-laws of the Company is an ex-officio member of its Board of Directors. Mr. Graham has resigned from the Company effective March 31, 2005. Subject to regulatory approval, S.J. Dlesk has been designated to serve as Interim President and CEO of the Company pending the selection and approval of a candidate for those positions on a permanent basis.

Notes	(1)	Includes service with the Company’s predecessors.
	(2)	Beneficial ownership of First West Virginia common stock is stated as of February 12, 2005. Under rules of the Securities and Exchange Commission, persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities. Shares owned separately by spouses are included in the column totals but are identified in the footnotes which follow. Each person reflected in the table has both sole voting power and sole investment power with respect to the shares included in the table, except as described in the footnotes.
	(3)	Includes 20,000 shares owned by James C. Inman, Jr., her husband.
	(4)	Includes 24,085 shares owned by Patricia H. Morton, his wife, and 12,048 shares owned jointly by R. Clark Morton and Patricia H. Morton.
	(5)	Includes 808 shares owned jointly by William G. Petroplus and Sheree A. Petroplus; 403 shares owned by Sheree A. Petroplus, his wife; 403 shares owned by Kristen G. Petroplus, his daughter, for which William G. Petroplus acts as custodian; and 403 shares owned jointly by Alyssa R. Petroplus, his daughter, for which William G. Petroplus acts as custodian.
	(6)	Includes 14,149 shares owned by the Beneke Corporation, of which Ms. Beneke serves as President.
	(7)	Includes 1,817 shares owned by Rosalie J. Dlesk, his wife, and 158,142 shares owned jointly by Sylvan J. Dlesk and Rosalie J. Dlesk.
	(8)	Includes 100,000 shares owned by Laura G. Inman, his wife.
	(9)	Includes 664 shares owned jointly by Judith A. Noice, wife of Thomas A. Noice, and Julia Vejvoda and 1,558 shares owned jointly by Thomas A. Noice, Judith A. Noice and Josyanne Neudecker, his daughter.
	(10)	Includes 1,726 shares owned jointly by Linda A. Graham, his wife, and Charles J. Graham, his son; 1,747 shares owned jointly by Linda A. Graham, his wife and Sharon A. Graham, his daughter; 1,617 shares owned jointly by Charles J. Graham, his son, and Charles K. Graham; 969 shares owned jointly by Sharon A. Graham, his daughter, and Charles K. Graham; and 1,879 shares owned jointly by Charles K. Graham and Linda A. Graham.
	(11)	The subsidiary of the Company is: Progressive Bank, N.A, Wheeling, WV.
	(12)	The nominee and continuing directors has had the same position or other executive positions with the same employer during the past five years with the exception of Charles K. Graham who previously served as Executive Vice President of the Company, President of Progressive Bank, N.A. and Director of Progressive Bank, N.A. - Buckhannon in which positions he served for the preceding five years.

Certain Business Relationships

Mr. Petroplus is an attorney with Petroplus & Gaudino, attorneys-at-law, of Wheeling, WV, which firm serves as general counsel to the Company.

Mr. Morton is an attorney with Herndon, Morton, Herndon & Yaeger, attorneys-at-law, of Wheeling, West Virginia, which firm serves as special counsel to the Company.

Dlesk Realty and Investment Company which is owned by Mr. Dlesk and his wife Rosalie J. Dlesk serves as landlord to the Company’s subsidiary bank, Progressive Bank, N.A., under a lease agreement to rent property for use as a banking premises.

Board of Directors and Committees

There were 12 regular meetings and two special meetings of the Board of Directors of the Company during 2004. All directors attended at least 75 percent of such meetings. Each director is compensated at the rate of $700.00 per regular meeting and at the rate of $225.00 for each special meeting. Committee members are paid $225.00 for attendance at each committee meeting, unless a special meeting is held following a regular meeting in which event there is no additional compensation at the special meeting. The Chairman of the Audit Committee receives additional compensation of $100.00 per quarter for services in that capacity. The standing committees of the Board include: Corporate Governance and Compensation Committee, Audit Committee, and Nominating Committee.

Corporate Governance and Compensation Committee

The functions of the Corporate Governance and Compensation Committee are to review and recommend the salaries and annual bonuses of all executive officers; recommend the annual contribution to the employees’ profit sharing plan; and monitor the senior management and succession plans. The Board of Directors reviews the committee recommendations for final action thereon. Company performance is considered in establishing the annual budget for salary increases and is the initial part of the review process. Company performance factors, including net income and return on equity, and individual performance are considered in setting annual bonuses. The committee met four times during 2004. The members of the committee consist of non-salaried directors and presently include S. J. Dlesk, chairman, Laura G. Inman, Thomas A. Noice, and William G. Petroplus.

Audit Committee

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to the shareholders, any governmental body, and others; the Company’s systems of internal control regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company’s auditing, accounting and financial reporting processes. The Audit Committee operates pursuant to a written charter, and the charter is attached as an appendix to this proxy statement. The committee met ten times during 2004. The members of the committee consist of non-salaried directors and presently include Thomas A. Noice, chairman, Nada E. Beneke, and R. Clark Morton.

The Company’s board of directors has determined that Thomas A. Noice meets the requirements of an audit committee financial expert as defined by the Securities and Exchange Commission. The board of directors believes that Mr. Noice has the following five attributes to qualify him as an audit committee financial expert. This director, through education and experience, has:

•	an understanding of financial statements and generally accepted accounting principles;

•	an ability to assess the general application of generally accepted accounting principles in connection with accounting for estimates, accruals and reserves;

•	some experience in preparing, auditing, analyzing and evaluating financial statements that present a level of complexity of accounting issues comparable to the breadth of issues that could reasonably be expected to be presented by the Company’s financial statements;

•	an understanding of internal controls; and,

•	an understanding of audit committee functions.

Mr. Noice acquired these attributes through his various courses in accounting and finance at Ohio University and 43 years of general banking experience, including services as president of Farmers & Merchants National Bank in Bellaire, Ohio.

The Company believes that each member of the audit committee has sufficient knowledge in financial and auditing matters to serve on the committee. As such, the board does not believe that it is necessary to actively search for an outside person to serve on the board to qualify as an audit committee financial expert. The committee has authority to engage legal counsel, other experts or consultants as it deems appropriate to carry out its responsibilities.

Report of the Audit Committee

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to the shareholders, any governmental body, and others; the Company’s systems of internal control regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company’s auditing, accounting and financial reporting processes. The Audit Committee’s primary duties and responsibilities are to serve as an independent and objective monitor of the Company’s financial reporting process and internal control system; review and appraise the audit efforts of the Company’s independent accountants and internal auditing department; and to provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

The charter for the Audit Committee is reviewed annually. The committee met ten times during 2004. The Audit Committee reviewed and discussed the Company’s annual audited financial report with management. The Committee has also discussed with Independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380). The Committee also received and reviewed the written disclosures and the letter from independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant the independent accountant’s independence. Additionally, the Audit Committee reviewed reports of the internal audit director concerning the results of the examinations of the accounting controls and procedures reviewed. The committee also reviewed various other matters pertaining to the business and operations of the Corporation during the year, including the scope and planning of the audits and the internal control procedures. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Audit Committee also recommended to the Board of Directors the appointment of S. R. Snodgrass, A.C. as the independent registered public accounting firm for the Company for 2005.

March 4, 2005	Thomas A. Noice
Nada E. Beneke
R. Clark Morton

This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this report by reference. It will not otherwise be filed under such Acts.

Nominating Committee

The board of directors has established a formal nominating committee for the selection of directors of the Company, consisting of non-salaried directors and presently including William G. Petroplus, chairman, Thomas A. Noice and Nada E. Beneke. The committee met one time during 2004. Each of the nominating committee’s members is independent as that term is defined by the American Stock Exchange. The nominating committee does not have a nominating committee charter, but it makes nominations consistent with the board of directors’ belief that candidates for director should have certain minimum qualifications, including:

•	Directors should be of the highest ethical character;

•	Directors should have excellent personal and professional reputations in the Company’s market area;

•	Directors should be accomplished in their professions or careers;

•	Directors should be able to read and understand financial statements and either have knowledge of, or the ability and willingness to learn, financial institution law;

•	Directors should have relevant experience and expertise to evaluate financial data and provide direction and advice to the chief executive officer and the ability to exercise sound business judgment;

•	Directors must be willing and able to expend the time to attend meetings of the board of directors of the Company and the bank and to serve on board committees;

•	The board of directors will consider whether a nominee is independent, as legally defined. In addition, directors should avoid the appearance of any conflict and should be independent of any particular constituency and be able to serve all shareholders of the Company;

•	Because the directors of the Company also serve as directors of the bank, a majority of directors must be residents of West Virginia, as required by state banking law;

•	Directors must be acceptable to the Company’s and the bank’s regulatory agencies, including the Comptroller of the Currency, Federal Reserve Board, Federal Deposit Insurance Corporation and West Virginia Division of Banking and must not be under any legal disability which prevents them from serving on the board of directors or participating in the affairs of a financial institution;

•	Directors must own or acquire sufficient capital stock to satisfy the requirements of law and the bylaws of the bank; and,

•	Directors must be at least 21 years of age.

The board of directors of the Company reserves the right to modify these minimum qualifications from time to time, except where the qualifications are required by the laws relating to financial institutions.

The process of the nominating committee for identifying and evaluating nominees is as follows: In the case of incumbent directors whose terms are set to expire, the nominating committee considers the directors’ overall service to the Company during their term, including such factors as the number of meetings attended, the level of participation, quality of performance and any transactions between such directors of the Company and the bank. The nominating committee also reviews the payment history of loans, if any, made to such directors of the bank to ensure that the directors are not chronically delinquent and in default. The nominating committee considers whether any transactions between the directors and the bank have been criticized by any banking regulatory agency or the bank’s external auditors and whether corrective action, if required, has been taken and was sufficient. The nominating committee also confirms that such directors remain eligible to serve on the board of directors of a financial institution under federal and state law. For new director candidates, the nominating committee uses its network of contacts in the Company’s market area to compile a list of potential candidates. The nominating committee then meets to discuss each candidate and whether he or she meets the criteria set forth above. The nominating committee then discusses each candidate’s qualifications and chooses a candidate by majority vote.

The nominating committee will consider director candidates recommended by stockholders, provided that the recommendations are received at least 120 days before the next annual meeting of shareholders. In addition, the procedures set forth below are followed by stockholders for submitting nominations. The nominating committee does not intend to alter the manner in which it evaluates candidates, regardless of whether or not the candidate was recommended or nominated by a shareholder.

The Company’s bylaws provide that nominations for election to the board of directors, other than those made by or on behalf of the Company’s existing management, must be made by a shareholder in writing delivered or mailed to the president not less than 14 days nor more than 50 days prior to the meeting called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, the nominations must be mailed or delivered to the president not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. The notice of nomination must contain the following information, to the extent known:

•	Name and address of proposed nominee(s);

•	Principal occupation of nominee(s);

•	Total shares to be voted for each nominee;

•	Name and address of notifying shareholder; and

•	Number of shares owned by notifying shareholder.

Nominations not made in accordance with these requirements may be disregarded by the chairman of the meeting and in such case the votes cast for each such nominee will likewise be disregarded. The nominee for election at this year’s meeting is an incumbent director. No shareholder recommendations or nominations have been made.

II. Executive Compensation

The following table shows all compensation awarded to, earned by or paid to the Company’s President, Chief Executive Officer and acting Chief Operations Officer, Charles K. Graham; and Senior Vice President, Chief Financial Officer and Treasurer, Francie P. Reppy for all services rendered by them in all capacities to First West Virginia Bancorp, Inc. and its subsidiary for 2004. No other executive officer of First West Virginia Bancorp, Inc. had total annual salary and bonus exceeding $100,000 for the year.

SUMMARY COMPENSATION TABLE

Name and Position	Annual Compensation
	Year	Salary		Bonus(1)		Other Annual Compensation		All Other Compensation(2)
Charles K. Graham, age 59, President and Chief Executive Officer and acting Chief Operating Officer of the Company; President and Chief Executive Officer and Acting Chief Operating Officer of Progressive Bank, N.A.	2004 2003 2002	$ $ $	144,000.00 132,399.06 114,996.00	$ $ $	48,984.00 58,119.00 52,465.00	$ $ $	0.00 0.00 0.00	$ $ $	20,294.02 17,532.97 16,449.70

Francie P. Reppy, age 44, Senior Vice President and Chief Financial Officer and Treasurer of the Company, Senior Vice President and Chief Financial Officer and Cashier of Progressive Bank, N.A.	2004 2003 2002	$ $ $	76,000.00 72,900.00 67,200.00	$ $ $	25,853.00 31,996.00 30,665.00	$ $ $	0.00 0.00 0.00	$ $ $	10,908.56 10,951.34 9,997.52

(1)	This amount includes deferred compensation.
(2)	This amount includes contributions made to Company’s Profit Sharing Plan and 401-K Plan.

Board Compensation Committee Report on Executive Compensation

The Corporate Governance and Compensation Committee (the “Committee”) has the responsibility for recommending to the Board of Directors of the Company, and subject to final approval by the Board of Directors of the Company, the annual salary, raise and bonus determinations for the executive officers of the Company. The Committee endeavors to determine executive compensation in a manner designed to provide competitive compensation sufficient to retain and attract key executives, but based primarily on the overall performance of the Company.

Company performance is considered in establishing the annual budget for any executive salary increase and is the initial part of the review process of the Committee. The determination of bonuses, as detailed below, is predicated on the Company’s earnings in the previous year, the increase in corporate net worth and individual performance. The Committee also periodically evaluates terms and conditions of employment agreements offered to certain executive officers of the Company (See, Employment Contracts) to ensure that they continue to support the best interests of the Company’s shareholders and are consistent with the goals and objectives of the Company.

However, the Committee also is acutely aware that the purpose of our executive officers is to generate earnings for the shareholders of the Company. Therefore, the Committee’s philosophy for its Executive Compensation Incentive Plan does not deviate from that avowed purpose. The plan consists of two basic steps. The first step is an earnings plateau which establishes the annual percentage return to the Company (based on corporate net worth) which was expected to be reached. The amount of return in excess of that expected percentage forms the basis for the bonus pool. The philosophy underlying this first earnings plateau is as follows.

Earnings to the extent of the determined percentage of corporate net worth are intended to provide for the following purposes:

(a)	Payment of income taxes thereon;

(b)	Payment of regularly established quarterly dividends;

(c)	Provide for increases in subsequent executive salaries attributable to inflation;

(d)	Provide for an increase to the regularly established quarterly dividend for the next year in the same percentage as the percentage of salary raises granted executives to compensate for inflation; and,

(e)	Provide for growth of corporate net worth.

Earnings in excess of that percentage of corporate net worth are available for distributions for bonuses to executive officers excepting any extraordinary profits received from the sale of assets owned by the Company and its subsidiary, with the exception of the subsidiary’s ordinary investment portfolio. The second basic step of the plan apportions earnings in excess of the first plateau. The Committee has divided those excess earnings into five incremental categories. Beginning with the first $400,000.00 of such excess and for each increment thereafter, the Committee has determined what percentage will be paid as executive bonuses. In addition to bonus payments, from each such increment comes a percentage for payment of income taxes thereon, and a payment for dividends to shareholders and to provide for growth of corporate net worth. After the first $400,000.00 increment has been exhausted, the second category consists of the next $300,000.00 of such excess earnings. After that has been exhausted, the third category consists of the next $200,000.00 of such excess earnings. After that has been exhausted, the fourth category consists of the next $100,000.00 of such excess earnings. Finally, after that has been exhausted, the fifth category consists of all excess earnings over $1,000,000.00.

The underlying goal of the Committee’s determinations is to provide a strong incentive for all executives to strive to increase the annual earnings of the Company for the benefit of its shareholders.

The compensation of Charles K. Graham, President, Chief Executive Officer and Acting Chief Operating Officer of the Company, and Francie P. Reppy, Senior Vice President, Chief Financial Officer and Treasurer of the Company, as well as the other executive officers of the Company, is comprised of a base salary which is directly related to the responsibilities of their respective positions and a bonus which is related to the Company’s performance. The executive officers of the Company work together as a corporate team and, as such, bear the principal burden of corporate management decisions, with Mr. Graham, as Chief Executive Officer, bearing final responsibility. Therefore, these executive officers have participated more heavily in the division of bonus awards. Their performance was reflected in the increase in corporate net worth for the year ended December 31, 2004, and was appreciated by the Committee. All compensation recommendations of the Committee for the year ended December 31, 2004, were approved by the Board of Directors of the Company.

With respect to the executive officers of the Company, the Committee believes their respective compensation levels to be commensurate with those of similarly positioned executives in similar corporations.

R. Clark Morton, chairman

S. J. Dlesk

Laura G. Inman

Thomas A. Noice

William G. Petroplus

This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this report by reference. It will not otherwise be filed under such Acts.

Employment Contracts

On December 23, 2002, the Company entered into a three year written employment agreement with Charles K. Graham, President and Chief Executive Officer of the Company, which, beginning January 1, 2003, provided for Mr. Graham’s annual base salary plus such discretionary bonuses as may be granted by the Company, plus eligibility to participate in any health insurance benefit, deferred compensation benefit, accident and disability benefit or other benefits offered to other employees of the Company during the term of the agreement.

On February 16, 2005, Mr. Graham advised the Board of Directors of the Company of his resignation from all positions associated with the Company and its subsidiary bank effective March 31, 2005. Mr. Graham has accepted an executive position with an out of state financial institution. As a result of Mr. Graham’s resignation, the employment agreement will terminate on March 31, 2005.

Subject to applicable regulatory approval, the positions of President and Chief Executive Officer of the Company and President of its wholly owned subsidiary, Progressive Bank, N.A. shall be assumed on an interim basis by Sylvan J. Dlesk, as of April 1, 2005. Mr. Dlesk currently serves as Chairman of the Board of the Company and as a Director of Progressive Bank N.A., having been affiliated with the Company since 1988.

The appointment of Mr. Dlesk as President and Chief Executive Officer of the Company is subject to the approval of the Board of Governors of the Federal Reserve System (“Board”). The appointment of Mr. Dlesk as interim president of the Company’s subsidiary bank, Progressive Bank, N.A., is subject to regulatory approval by the Office of the Comptroller of the Currency (“OCC”). Timely notice of Mr. Dlesk’s appointment will be submitted to both the OCC and the Board. Although neither the Company nor the Bank know of any reason why they would not obtain all regulatory approvals in a timely manner, it cannot be certain when such approvals will be obtained or if they will be obtained.

The Company will move forward expeditiously toward a determination of a permanent replacement for Mr. Graham.

Compensation Committee Interlocks and Insider Participation

As indicated, the Corporate Governance and Compensation Committee has responsibility for annual raises and bonuses to the executive officers of the Company. The members of the committee presently include R. Clark Morton, chairman, Laura G. Inman, S. J. Dlesk, Thomas A. Noice, and William G. Petroplus. The Corporate Governance and Compensation Committee reviews the Company’s overall progress and projections to year end. All actions by the Corporate Governance and Compensation Committee are presented to the full Board of Directors for final approval. No family relationships exist between the Corporate Governance and Compensation Committee and the Company’s executive officers, nor do any of the directors of the Company serve on personnel committees of any other corporation.

Executive Officers; Additional Compensation

The subsidiary bank has paid bonuses to its executive officers. Decisions as to the issuance of a bonus and the amount paid in each year is determined by the Company’s Board of Directors. The aggregate amount of bonuses to the executive officers of the Company accrued for 2002 and paid in 2003 was $124,000.00; accrued for 2003 and paid in 2004 was $132,600.00 and accrued as of December 31, 2004 was $89,922.00. The 2004 accrual for bonuses will be paid in 2005.

Other than bonuses paid to its executive officers, neither the Company nor its existing subsidiary has any type or plan of additional compensation that may discriminate in scope, terms or operation in favor of the officers or directors of the Company. The Company does maintain a noncontributory profit-sharing plan for employees of its existing subsidiary who are 21 years of age or older, have worked for the bank in excess of one year and are not parties to a collective bargaining agreement. This plan has received a favorable determination letter from the Internal Revenue Service. The Company makes contributions to the profit-sharing plan based upon a discretionary contribution ranging from zero percent to 15 percent of total compensation as fixed by appropriate action of the banks before the close of the year. This contribution is distributed according to a four-tiered integrated allocation formula. In the first tier, the allocation is made by taking three percent of each participant’s compensation. This amount is then distributed to the employee’s separate retirement accounts. In the second tier, any amount of the total contribution remaining undistributed by the first tier is then allocated and distributed by taking each participant’s compensation in excess of $22,500.00 and multiplying that amount by three percent. If Company contributions are insufficient to fund to this level, the Company will determine the uniform allocation percentage to allocate to those participants who have compensation in excess of the integration level of $22,500.00. The uniform allocation percentage is determined by taking the remaining contribution and dividing this amount by the total excess compensation of participants. In the third tier, any amount of the total contribution remaining undistributed by the first and second tier are allocated and distributed by taking each participant’s compensation plus the excess compensation and multiplying that amount by 1.3%. If Company contributions are insufficient to fund to this level, the Company will determine the uniform allocation percentage to allocate to those participants who have compensation in excess of the integration level and excess compensation. The uniform allocation percentage is determined by taking the remaining contribution and dividing this amount by the total compensation including excess compensation of participants. Any amount of the total contribution remaining undistributed by the first, second and third tier is then allocated and distributed to the employee’s retirement accounts on a pro rata basis based upon the percentage of each employee’s compensation compared to total compensation. Employees are entitled to the balances in their separate retirement accounts at either normal retirement age, disability or death, but the amount of such benefits cannot accurately be predicted due to the discretionary nature of the contributions. Contributions during 2002 amounted to $129,200.00, of which $39,861.03 was to the benefit of the executive officers of the Company. For 2003 the contribution was $162,000.00, of which $42,267.51 was to the benefit of the executive officers. Contributions during 2004 amounted to $172,000.00, of which $33,980.16 accrued to the benefit of the executive officers.

The Company’s profit sharing plan includes a 401(k) feature. That feature qualifies as a tax-deferred savings plan under Section 401(k) of the Internal Revenue Code (The “401(k) Plan”) for Company employees who are at least 21 years old, have completed a minimum of 1000 hours of service, and who have completed one year of service with the bank. Under the 401(k) Plan, eligible employees may contribute up to 50% of their gross salary to the 401(k) Plan or $13,000.00, whichever is less ($14,000.00 as of January 1, 2005). If an employee is age 50 or older and makes the maximum allowable deferral to the Plan, they are entitled to contribute an additional “catch-up contribution.” The catch-up contribution is intended to help eligible employees make up for smaller contributions made earlier in their careers. The maximum catch-up contribution for 2004 was $3,000 (maximum of $4,000 in 2005.) Each participating employee is fully vested in contributions made by such employee. The bank has elected to provide a matching contribution for participants which elect to make employee 401(k) contributions. The matching contribution is 50% of the participant’s contribution up to 2% of the participant’s covered compensation and 25% of the participant’s contribution up to the next 2% of the participant’s covered compensation. The Company’s share of the contribution during 2004 was $24,208.79 of which $4,786.03 was for the benefit of the executive officers. For 2003, the Company’s share of the contribution was $22,934.00 of which $5,009.34 was for the benefit of the executive officers of the Company. For 2002, the Company’s share of the contribution was $20,410.20 of which $5,594.23 was to the benefit of the executive officers.

The Company also has a non-qualified deferred compensation plan for its executive officers. Under the plan, each executive officer may elect to defer up to 50 percent of their bonus. The executive officers are generally entitled to the balances in their separate deferred compensation accounts at either normal retirement age, disability or death, or other termination of employment. The amount of such benefits cannot be accurately predicted due to the discretionary nature of the underlying bonus and the deferral percentage.

Shareholder Performance Graph

Set forth below is a line graph prepared by SNL Securities L.C. (“SNL”), which compares the percentage change in the cumulative total shareholder return on the Company’s common stock against the cumulative total shareholder return on stocks included on the SNL Index for banks with assets under $500 million and the Russell 2000 Index for the period December 31, 1999 through December 31, 2004. An initial investment of $100.00 (Index value equals $100.00) and ongoing dividend reinvestment is assumed throughout.

(Graph)

	Period Ending
Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
First West Virginia Bancorp, Inc.	100.00	84.36	122.99	144.08	174.85	176.91
SNL <500M Bank Asset-Size Index	100.00	96.47	133.45	170.90	249.47	287.96
Russell 2000 Index	100.00	96.98	99.39	79.03	116.38	137.71

This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this report by reference. It will not otherwise be filed under such Acts.

III. Security Ownership of Management and Certain Beneficial Owners

Security Ownership of Management

The following table sets forth, as of February 12, 2005, the name and address of each director and nominee who owns of record to be the beneficial owner of more than 5 percent of the Company’s stock, the number of shares beneficially owned, the percentage of stock so owned, and the percent of stock beneficially owned by all directors and executive officers of the Company as a group. The “beneficial ownership” of a security by an individual is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise noted, sole voting power and sole investment power with respect to the shares shown in the table below are held either by each individual listed or by such individual together with their spouse.

Name & Address	Shares of Stock Beneficially Owned		Percent of Total
Sylvan J. Dlesk Highland Park Wheeling, WV 26003	161,459	(1)	10.56%

James C. Inman, Jr. R.D. 1 Wellsburg, WV 26070	120,000	(2)	7.85%

Laura G. Inman R.D. 1 Wellsburg, WV 26070	120,000	(3)	7.85%

Officers and Directors as a Group (12 persons)	391,737		25.63%

Notes	(1)Includes 1,817 shares owned by Rosalie J. Dlesk, his wife, and 158,142 shares owned jointly by Sylvan J. Dlesk and Rosalie J. Dlesk.
(2)Includes 100,000 shares owned by Laura G. Inman, his wife.
(3)Includes 20,000 shares owned by James C. Inman, Jr., her husband.

Other than those individuals listed above, as of February 12, 2005, no person was known by the Company to be the beneficial owner of more than 5 percent of the Company’s stock.

IV. Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and beneficial owners of more than 10 percent of the common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. Based on a review of the copies of Section 16(a) forms received by the Company, and on written representations from reporting persons concerning the necessity of filing a Form 5 - Annual Statement of Changes in Beneficial Ownership, the Company believes that all filing requirements applicable to reporting persons were met except that Nada E. Beneke, who was a director of the Company during 2004, filed a report involving two transactions on Form 4 fifteen (15) business days late.

V. Transactions with Management and Others

Management personnel of the Company and its subsidiary bank have had and expect to continue to have banking transactions with the bank in the ordinary course of business. Extensions of credit to such persons are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Management believes that these transactions do not involve more than a normal risk of collectibility or present other unfavorable features.

The Company’s subsidiary bank, Progressive Bank, N.A., entered into a lease agreement in 2001 to rent property for use as a banking premises from Dlesk Realty and Investment Company which is owned by Sylvan J. Dlesk and Rosalie J. Dlesk. Sylvan J. Dlesk is Chairman and director of the Company. Payments to Dlesk Realty and Investment Company for rental, maintenance, taxes and improvements during 2004, 2003 and 2002 amounted to $61,400.04, $61,400.04 and $85,156.64, respectively. No rental payments were required in 2001. Management believes that these payments and lease terms were made on no more favorable terms to the subsidiary bank than would have been extended to third parties not otherwise affiliated with the Company or its subsidiary.

With the exception of S.J. Dlesk, none of the directors, executive officers, beneficial owners or immediate family members have an interest or are involved in any transactions with the Company or its bank in which the amount involved exceeds $60,000.00, or was not subject to the usual terms and conditions, or was not determined by competitive bids. Similarly, no director, executive officer or beneficial owner has an equity interest in excess of 10 percent in a business or professional entity that has made payments to or received payments from the Company or its bank in 2002, 2003 or 2004 which exceed 5 percent of either party’s gross revenue for those periods, respectively.

VI. Voting

The affirmative vote of the holders of a majority of the shares entitled to vote which are present in person or represented by proxy at the 2005 Annual Meeting is required to elect directors and to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked “withhold authority” with respect to the election of any one or more nominees for election as directors and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees or against such other matters. If a broker indicates on a proxy that the broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

In the election for directors every shareholder entitled to vote shall have the right to vote, in person or by proxy, the number of shares owned by him or her for as many persons as there are directors to be elected and for whose election he or she has a right to vote, or, upon 48 hours notice given under West Virginia law, to cumulate his or her votes by giving one candidate as many votes as the number of such directors multiplied by the number of his or her shares shall equal, or by distributing such votes on the same principal among any number of such candidates. Such rights may be exercised by a clear indication of the shareholder’s intent on the form of proxy. Under applicable law, there are no dissenter’s rights of appraisal as to the election of directors.

VII. Independent Registered Public Accounting Firm

S.R. Snodgrass, A.C. were the auditors for the year ended December 31, 2004. Upon the recommendation of the Audit Committee, the Board of Directors has reappointed them as the Company’s independent registered public accounting firm for the year ending December 31, 2005. Shareholder ratification of this selection is not required. A representative of S.R. Snodgrass, A.C. will be present at the meeting with the opportunity to make a statement and/or to respond to appropriate questions from shareholders.

S.R. Snodgrass, A.C. advised the Company that no member of that accounting firm has any direct or indirect material interest in the Company or its subsidiary. The following fees were paid by the Company and the bank to S.R. Snodgrass, A.C.:

	2004	2003
Audit Fees (1)	$48,000.00	$41,000.00
Audit-Related Fees	$.00	$.00
Tax Fees (2)	$5,600.00	$5,700.00
All Other Fees (3)	$2,700.00	$2,500.00
(1)	Audit fees consist of fees for professional service rendered for the audit of the consolidated financial statements and review of financial statements included in the Company’s quarterly reports.
(2)	Tax fees consist of fees for the preparation of income and franchise tax returns.
(3)	Other service consist of fees for consulting on various accounting matters.

The audit committee has considered whether S.R. Snodgrass, A.C., has maintained its independence during the fiscal year ended December 31, 2004. The audit committee charter requires that the audit committee pre-approve all audit and non-audit services to be provided to the Company by the independent accountants; provided, however, that the audit committee may specifically authorize its chairman to pre-approve the provision of any non-audit service to the Company. Further, the foregoing pre-approval policies may be waived, with respect to the provision of any non-audit services consistent with the exceptions for federal securities law. All of the services described above for which S.R. Snodgrass, A.C. billed the Company for the fiscal year ended December 31, 2004, were pre-approved by the Company’s audit committee. For the fiscal year ended December 31, 2004, the Company’s audit committee did not waive the pre-approval requirement of any non-audit services to be provided to the Company by S.R. Snodgrass, A.C.

VIII. Shareholder Proposals

Proposals of shareholders intended to be presented at the 2006 Annual Meeting scheduled to be held on April 11, 2006 must be received by the Company by November 17, 2005 for inclusion in the Company’s proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

In order for a shareholder to nominate a candidate for director, under the Company’s Bylaws nominations must be made in writing and shall be delivered or mailed to the president of the Company or to the chairman of the Board not less than 14 days nor more than 40 days prior to any meeting of shareholders called for the election of directors, provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to the president of the Company or the chairman of the Board not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of stock of the Company that will be voted by him or her for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of stock of the Company owned by the notifying shareholder. Nominations not made in accordance with such procedure may, in the discretion of the presiding officer, be disregarded, and upon the presiding officer’s instructions, the vote teller shall disregard all votes cast for each such nominee.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company. Such notice must include a description of the proposed business, the reasons therefore, and other specified matters. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement.

In each case the notice must be given to the Secretary of the Company, whose address is 1701 Warwood Avenue, Wheeling, West Virginia 26003. Any shareholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Secretary.

IX. Legal Proceedings

The Company is unaware of any litigation other than ordinary routine litigation incident to the business of the Company, to which it or its subsidiary is a party or of which any of their property is the subject.

X. Other Matters

The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

Appendix

FIRST WEST VIRGINIA BANCORP, INC.

AUDIT COMMITTEE CHARTER

I.	PURPOSE

The primary function of the Audit Committee of First West Virginia Bancorp, Inc. (hereinafter the “Company”) is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to the shareholders, any governmental body, and others; the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures, and practices at all levels.

II.	RESPONSIBILITIES

The responsibilities of the Audit Committee are to:

1.	Review and update this Charter annually, reassess the adequacy of the charter, and recommend any proposed changes to the Board of Directors as conditions may dictate.

2.	Appoint the independent auditors to be engaged by the Company, establish the audit fees of the independent auditors, pre-approve any non-audit services provided by the independent auditors, including tax services, before the services are rendered.

3.	Review and evaluate the performance of the independent auditors and review with the Board of Directors any proposed discharge of the independent auditors.

4.	Ascertain that the lead audit partner from the independent auditor’s accounting firm, serves in that capacity for no more than five fiscal years of the Company. In addition, ascertain that any partner, other that the lead partner serves no more than seven years at the partner level on the Company’s audit.

5.	Review and concur in the appointment, replacement, reassignment, or dismissal of the internal auditor and director of internal audit.

6.	Inquire of management, the director of internal audit, and the independent auditors about significant risks or exposures facing the Company; assess the steps management has taken or proposes to take to minimize such risks to the Company; and periodically reviews compliance with such steps.

7.	Consider, with management the rationale for employing audit firms other than the principal independent accountants.

8.	Review with the independent auditor, the chief financial officer, and the director of internal audit, the audit scope and plan of the internal auditors and the independent auditors. Address the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

9.	Review with the independent auditors:

a.	All critical accounting policies and practices used by the Company.

b.	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Company, the ramifications of each alternative, and the treatment preferred by the Company.

10.	Review with the independent accountants and the director of internal audit:

a.	The adequacy of the company’s internal controls including computerized information system controls and security.

b.	Any related significant findings and recommendations of the independent auditors and internal auditor services together with management’s responses thereto.

11.	Review with management and the independent auditors:

a.	The company’s annual financial statements and related footnotes.

b.	The independent auditors’ audit of the financial statements and their report thereon.

c.	The independent auditors’ judgements about the quality, not just the acceptability, of the company’s accounting principles as applied in its financial reporting.

d.	Any significant changes required in the independent auditors’ audit plan.

e.	Any serious difficulties or disputes with management encountered during the audit.

f.	Matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, Communication With Audit Committees (AICPA, Professional Standards, vol. 1 AU sec. 380), as amended, related to the conduct of the audit.

12.	Review with management and the director of internal audit:

a.	Significant findings during the year and management’s responses thereto.

b.	Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

c	Any changes required in the planned scope of their audit plan.

d.	The internal audit department’s outsourced contract amount and outsourced staff qualifications.

e.	The internal audit department charter.

f.	Internal auditing’s compliance with the Internal Auditor’s (ILA’s) Standards for the professional Practice of Internal Auditing (Standards).

13.	Review with management, the independent auditors, and the director of internal audit, filings with the SEC or other regulators, and other published documents containing the Company’s financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

14.	Review with management, the independent auditors, and the director of internal audit, the interim financial report before it is filed with the Securities and Exchange Commission (“SEC”) or other regulators. The Chairman of the Audit Committee may represent the entire Committee for purposes of this review.

15.	Review with management the policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent accountants.

16.	Review legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies, and programs and reports received from regulators.

17.	Meet with the director of internal audit, the independent accountants, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

18.	Report Audit Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

19.	Oversee the preparation of an annual report of the Audit Committee as required by the rules of the SEC. When required by SEC rules, include in the annual Proxy Statement for the Company a report of the Committee in accordance with the Proxy Rules promulgated by the SEC.

20.	The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

21.	The Audit Committee shall meet at least four times per year, and each time the company proposes to issue a press release with its quarterly or annual earnings information. These meetings may be combined with regularly scheduled meetings, or more frequently as circumstances require. The audit committee may ask members of management or others to attend the meetings and provide pertinent information as necessary.

22.	The Audit Committee shall maintain minutes or other records of its meetings and activities.

23.	The Audit Committee will perform such other functions as assigned by law, the Company’s Charter or Bylaws, or the Board of Directors.

24.	Conduct executive sessions with the outside auditors, CEO (Chief Executive Officer), CFO (Chief Financial Officer), director of internal audit, general counsel, or anyone else as desired by the committee.

25.	Inquire of the CEO and CFO regarding the “quality of earnings” of the company from a subjective as well as an objective standpoint.

26.	Review with management and the independent auditor the effect of any regulatory and accounting initiatives, as well as off-balance-sheet structures, if any.

27.	Review all material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

28.	Periodically review the Company’s code of conduct to ensure that it is adequate and up-to-date. Review with the director of internal audit and the Company’s general counsel the results of their review of the monitoring of compliance with the Company’s code of conduct.

29.	Review the procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters that may be submitted by any part internal or external to the organization. Review any complaints that might have been received, current status, and resolution if one has been reached.

30.	Review procedures for the confidential, anonymous submission by employees of the organization of concerns regarding questionable accounting or auditing matters. Review any submissions that have been received, the current status, and the resolution if one has been reached.

31.	The Audit Committee will evaluate the independent auditors and internal auditors.

32.	The Audit Committee will review its effectiveness.

33.	Create an agenda for the ensuing year or review and approve the agenda submitted by the Director of internal audit.

III.	COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board. Each member of the Audit Committee shall be a member of the board of directors, in good standing, and shall be independent in order to serve on this committee.

At least one member of the Audit Committee shall be designated as a financial expert. The financial expert shall have an understanding of generally accepted accounting principles (GAAP) and financial statements; ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; an understanding of internal controls and procedures for financial reporting; and an understanding of audit committee functions. All other members of the Audit Committee shall have a working familiarity with basic finance and accounting practices.

The members of the Audit Committee shall be elected by the Board of Directors at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified.

PLEASE MARK VOTES	REVOCABLE PROXY
AS IN THIS EXAMPLE	First West Virginia Bancorp, Inc.		With-
ANNUAL MEETING OF SHAREHOLDERS APRIL 12, 2005	1. ELECTION OF DIRECTORS:	For	hold

The undersigned does hereby appoint NADA E. BENEKE, ROBERT B. HUNNEL, AND THOMAS A. NOICE or any of them, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Shareholders of FIRST WEST VIRGINIA BANCORP, INC., to be held on April 12, 2005, commencing at 4:00 p.m., at the Warwood Office of the Company at 1701 Warwood Avenue, Wheeling, West Virginia, and at any and all adjournments of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion on such other business as may properly come before the meeting.	To elect one Director to serve as Class I director for terms ending in 2008:
Laura G. Inman

In connection with the election of Directors, shareholders are entitled to cumulate their votes. Accordingly, each shareholder may cast that number of votes determined by multiplying the number of shares of common stock owned by such shareholder by one (the number of directors to be elected). Such aggregate number of votes may be allocated equally between each of the nominees for director or may be cumulated by being distributed in varying amounts between each of the nominees for director.

INSTRUCTION: To vote for each the nominee, mark “For”. To withhold authority to vote for the nominee, mark “Withhold”. To vote cumulatively, mark “For” and beside the nominee’s name write the number of votes allocated to the nominee.

The undersigned hereby acknowledges receipt of Notice of said Annual Meeting and accompanying Proxy Statement each dated March 15, 2005.

This Proxy will be voted as specified, if no specification is made, this Proxy will be “FOR” the nominees named.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

First West Virginia Bancorp, Inc.

YOUR VOTE IS IMPORTANT TO US

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY